FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



| |     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of
                                                                                                 Reporting Person(s) to Issuer
                                                        SONOMA VALLEY BANCORP                    (Check all applicable)
                                                                                               X   Director          -- 10% Owner
                                                                                               X   Officer           -- Other
                                                                                                 (give title below)  (specify below)
SWITZER,      MEL                                                                             PRESIDENT AND CEO
-----------------------------------------   -------------------- --------------------        --------------------------------------
(Last)       (First)          (Middle)      3. I.R.S.            4. Statement for
                                            Identification          (Month/Year)
                                            Number of Reporting
                                            Person, if an              09/2001
C/O SONOMA VALLEY BANCORP                   Entity                -------------------
202 WEST NAPA STREET                        (Voluntary)
---------------------------------------
(Street)                                        --                                          7.  Individual or Joint/Group Filing
                                                                  5. If Amendment,                  (Check Applicable Line)
                                                                     Date of Original        X  Form filed by one Reporting Person
                                                                      (Month/Year)           -- Form filed by More than One
SONOMA,       CALIFORNIA       95476                                     N/A                    Reporting Person
----------    ------------    --------       -----------------------------------------
(City)         (State)          (Zip)



TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


                                                                                     5. Amount of
                                                           4.   Securities             Securities    6. Ownership   7. Nature of
                                                              Acquired (A) or          Beneficially    Form: Direct   Indirect
                                          3. Transaction      Disposed of (D)          Owned at End    (D) or         Beneficial
1. Title of Security 2. Transaction Date    Code(Instr.8.)   (Instr. 3, 4 and 5)         of Month      Indirect (I    Ownership
      (Instr. 3)         (Mo./Day/Yr.)       Code     V       Amount  (A)or(D) Price   (Instr.3,4,5)   (Instr. 4)     (Instr. 4)
-------------------- -------------------   -------- -------   ------- -------- ------- -------------- ------------  ----------------
Common Stock                 08/01/01         G       V         217 (1)  D                                                 n/a
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 08/01/01         G       V       1,692 (1)  D                                                 n/a
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 09/01/01         G       V         227 (1)  D                14,723(1)                        n/a
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED(e.g., puts, calls, warrants, options, convertible securities)



                                                             6.Date                                  9.Number   10.Owner-
                                             5.Number        Exercisable   7.Title and                of Deriv-  ship Form
                                             of Derivitive   and Expira-   Amount of                  itive      of Deriv-
                                             Securities      tion Date     Underlying                 Securities itive
                                  4.Trans-   Aquired (A)     (Mo./Day/Yr.) Securities       8.Price   Benefi-    Security
1.Title    2.Conversion 3.Trans-   action    or Disposed     ------------- (Instr.3 and 4)   of Deri- cially     Direct    11.Nature
of         or Exercise   action    Code      of (D)          Date          ----------------  vitive   owned at   (D) or    of Bene-
Derivitive Price of       Date    (Instr. 8) (Instr. 3,4,5)  Exer-   Expira-       Amount or Security End of     Indirect  ficial
Security   Derivitive   (Mo./Day/ ---------- --------------  cis-    tion          Number of (Instr.  Month      (I)       Ownership
(Instr.3)  Security       Yr.)    Code    V     A      D     able    Date    Title Shares    5)       (Instr.4)  (Instr. 4)(Instr.4)
---------- ------------ --------- ----- ----  ----- -------  ------- ------- ----- --------- -------- ---------  ---------- --------

---------- ------------ --------- ----- ----  ----- -------  ------- ------- ----- --------- -------- ---------  ---------- --------


Explanation of Responses:

(1) On August 17, 2001, Sonoma Valley Bancorp paid a dividend, resulting in the reporting person's acquisition of 699 additional shares of common stock, which is exempt pursuant to Rule 16a-9 (a).


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ MEL SWITZER                                            September 10, 2001
-----------------------------------------                --------------------
    Mel Switzer                                                 Date

**Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.